                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                CHOICEPOINT INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(CHOICEPOINT(TM) LOGO)

1000 Alderman Drive
Alpharetta, Georgia 30005

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of ChoicePoint Inc. (the "Company"), which will be held at the principal executive offices of the Company, 1000 Alderman Drive, Alpharetta, Georgia on Tuesday, May 4, 1999 at 10:30 a.m.

     Information concerning the meeting, the nominees for the Board of Directors and the other business to be conducted at the meeting is contained in the Notice of Annual Meeting of Shareholders and related Proxy Statement which follow.

     It is important that your shares be represented at the meeting in order for the presence of a quorum to be assured. Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting. Your vote is very important to the Company.

     We are very proud of our accomplishments since we became an independent public company. On behalf of the officers and directors of the Company, we wish to thank you for your interest in the Company and your confidence in its future.

Sincerely,

/s/ C. B. ROGERS, JR.                                  /s/ DEREK V. SMITH
C. B. Rogers, Jr.                                      Derek V. Smith
Chairman of the Board                                  President and
                                                       Chief Executive Officer

Alpharetta, Georgia
March 22, 1999

                                CHOICEPOINT INC.
                              1000 ALDERMAN DRIVE
                           ALPHARETTA, GEORGIA 30005

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 4, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ChoicePoint Inc. (the "Company") will be held on Tuesday, May 4, 1999 at 10:30 a.m., local time, at the principal executive offices of the Company, 1000 Alderman Drive, Alpharetta, Georgia 30005, for the following purposes:

          (1) To elect two Directors of the Company, each to serve for a three-year term to expire at the 2002 Annual Meeting of Shareholders;

          (2) To ratify the ChoicePoint Inc. 1997 Omnibus Stock Incentive Plan;

          (3) To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1999; and

          (4) To transact such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 11, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof. In order to ensure that your shares are represented at the meeting, you are urged to complete, sign and date the enclosed proxy card and return it in the enclosed envelope as promptly as possible.

                                          By Order of the Board of Directors
                                          /S/ J. MICHAEL DE JANES
                                          J. Michael de Janes
                                          Secretary

Alpharetta, Georgia
March 22, 1999

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY STILL VOTE IN PERSON IF YOU WISH TO DO SO.

                                CHOICEPOINT INC.
                              1000 ALDERMAN DRIVE
                           ALPHARETTA, GEORGIA 30005

                                PROXY STATEMENT
                             ---------------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 4, 1999

                             ---------------------

                              GENERAL INFORMATION

INTRODUCTION

     ChoicePoint Inc., a Georgia corporation ("ChoicePoint" or the "Company"), is a leading provider of intelligent information to help businesses, governments and individuals make better, more timely and more informed business decisions. ChoicePoint became an independent public company in August 1997 through the combination of the businesses that had comprised the Insurance Services Group of Equifax Inc. ("Equifax") within a separate company and the subsequent spin-off (the "Spinoff") of the Company's outstanding stock by Equifax as a stock dividend to the shareholders of Equifax.

     This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, on behalf of the Board of Directors of ChoicePoint, of proxies to be used at the Company's 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the principal executive offices of the Company, 1000 Alderman Drive, Alpharetta, Georgia 30005, on Tuesday, May 4, 1999 at 10:30 a.m., local time, and at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders and are more fully described herein. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting. The approximate date on which the Notice of Annual Meeting of Shareholders, this Proxy Statement, the form of proxy and the Annual Report to Shareholders for the fiscal year ended December 31, 1998 are first being sent or given to shareholders is March 22, 1999.

RECORD DATE AND VOTING RIGHTS

     Only holders of record of issued and outstanding shares of the Company's common stock, par value $.10 per share (the "Common Stock"), at the close of business on March 11, 1999, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. On March 11, 1999, there were 14,636,147 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of shares of Common Stock are entitled to one vote per share on each matter to be voted upon by the shareholders. Shareholders do not have cumulative voting rights.

     In accordance with the Company's Bylaws, the presence at the Annual Meeting, in person or represented by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. In determining whether a quorum exists at the Annual Meeting, all shares represented for any purpose at the Annual Meeting (other than shares present solely to object to holding or to transacting business at the Annual Meeting), including abstentions (as well as instructions to withhold authority to vote) and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others), will be counted.

     Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and actually voting at a meeting at which a quorum is present. In order for the shareholders to approve all other matters expected to be presented at the Annual Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and broker non-votes will not count as votes for or against any of the proposals expected to be voted upon at the Annual Meeting.

VOTING AND REVOCABILITY OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who submits the enclosed proxy has the power to revoke the proxy at any time before it is exercised. Proxies may be revoked by: (i) sending written notice of revocation to the Secretary of the Company at 1000 Alderman Drive, Alpharetta, Georgia 30005, (ii) executing and delivering a valid proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified thereon. If no instructions are specified, the proxy holders intend to vote the shares represented thereby in favor of the two nominees for reelection to the Board of Directors, in favor of the ratification of the Company's 1997 Omnibus Stock Incentive Plan and in favor of the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

SOLICITATION OF PROXIES

     The entire cost of the solicitation of proxies for the Annual Meeting will be borne by the Company. The solicitation of proxies may be made by mail, telephone, personal contact or facsimile transmission by regular employees of the Company, without any additional remuneration and at minimal cost. In addition, the Company has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $10,000, plus expenses. The Company intends to request that banks, brokerage houses, custodians, nominees and fiduciaries forward the proxy materials to the beneficial owners and request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing, in accordance with the rules and regulations of the New York Stock Exchange.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, with each class elected for a three-year term. Terms are staggered so that one class is elected each year. The terms of Ron D. Barbaro and Tinsley H. Irvin will expire at the Annual Meeting. The Board of Directors has nominated Messrs. Barbaro and Irvin to stand for reelection as Directors at the Annual Meeting. Each of those individuals is currently a Director of the Company and has consented to continue to serve as a Director if reelected.

     If any nominee for Director shall be unable to serve, the persons named in the proxy may vote for a substitute nominee. There are no family relationships between any Director, person nominated to be a Director or any executive officer of the Company or its subsidiaries.

     Proxies in the accompanying form will be voted for the two nominees listed below to serve for three years or until their successors are elected and have qualified. Each nominee must receive the affirmative vote of a plurality of the shares of Common Stock present and actually voting at the Annual Meeting.

     Set forth below is certain information about the Director nominees and about the Directors whose terms will expire in 2000 and 2001.

                      NOMINEES FOR TERMS EXPIRING IN 2002

     Ron D. Barbaro, 67, has served as a Director of the Company since July 1997. Mr. Barbaro has served as the Chairman and Chief Executive Officer of the Ontario Casino Corporation since June 1998 and of the Ontario Lottery Corporation since November 1998. Since his retirement as President of The Prudential Insurance Company of America in 1992, he has served as a director of various corporations. He currently serves as a director of Prudential of America Life Insurance Company (Canada), The Thomson Corporation, Flow International Corporation, Westcam Inc. and VoxCom Inc.

     Tinsley H. Irvin, 65, has served as a Director of the Company since July 1997. Mr. Irvin is the retired Chairman and Chief Executive Officer of Alexander & Alexander Services Inc., an international insurance brokerage company. Prior to his retirement in 1994, Mr. Irvin served in various executive positions with Alexander & Alexander Services Inc. or its subsidiaries for more than five years.

              INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000

     James M. Denny, 66, has served as a Director of the Company since June 1997. Mr. Denny has been a Managing Director of William Blair Capital Partners, L.L.C., a private equity investment company, since September 1995. He served as Vice Chairman of Sears, Roebuck & Co. from 1992 until his retirement in 1995. He also serves as a director of The Allstate Corporation, Astra AB, GATX Corporation, Gilead Sciences, Inc. and as Chairman of Northwestern Memorial Corporation.

     Julia B. North, 51, has served as a Director of the Company since June 1997. Ms. North has been President, Chief Executive Officer and a director of VSI Enterprises, Inc., a company that manufactures and services videoconferencing systems, since October 1997. Ms. North served as President -- Consumer Services of BellSouth Corporation from April 1996 until October 1997 and as a Vice President of BellSouth Corporation from 1989 until 1996. She also serves as a director of Winn-Dixie Stores, Inc. and Wisconsin Energy Corporation.

     Charles I. Story, 44, has served as a Director of the Company since June 1997. Mr. Story has been President, Chief Executive Officer and a director of INROADS, Inc., an international non-profit training and development organization, since January 1993. He also serves as a director of Briggs & Stratton Corporation and as an Advisory Director to First National American Bank.

              INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001

     Ned C. Lautenbach, 55, has served as a Director of the Company since October 1998. Mr. Lautenbach has been a Partner at Clayton, Dubilier & Rice, an investment firm, since 1998. From 1995 to 1998, he served as Senior Vice President and Group Executive of IBM, Worldwide Sales and Services and from 1993 to 1995 he served as Senior Vice President and Chairman of IBM World Trade Corporation. He also serves as a director of Eaton Corporation and PPG Industries, Inc.

     C.B. Rogers, Jr., 69, has served as Chairman of the Board of Directors of the Company since May 1997. He is also the Chairman of the Board of Directors of Equifax. Mr. Rogers served as an executive officer of Equifax for more than five years prior to retiring on December 31, 1995 as Chief Executive Officer. He also serves as a director of Equifax, Sears, Roebuck & Co., Morgan Stanley, Dean Witter & Co., Briggs & Stratton Corporation and Oxford Industries, Inc.

     Derek V. Smith, 44, has served as President, Chief Executive Officer and a Director of the Company since May 1997. Mr. Smith served as Executive Vice President of Equifax and Group Executive of the Insurance Services Group of Equifax from 1993 until the Spinoff. From 1991 to 1993, he served as Senior Vice President and Chief Financial Officer of Equifax. He also serves as a director of Metris Companies Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF RON D. BARBARO AND TINSLEY H. IRVIN AS DIRECTORS TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND HAVE QUALIFIED.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of ChoicePoint met four times during 1998. The Board of Directors has established certain standing committees, which met at various intervals as indicated below. Nominees for election to the Board of Directors are selected and nominated by the Board of Directors. The Company does not have a nominating committee and has no procedure whereby nominations are solicited from shareholders. All Directors, except Mr. Lautenbach who was elected to the Board of Directors in October 1998 to fill the unexpired term of D. W. McGlaughlin, attended at least 75% of the meetings of the Board of Directors and the various committees of which they were members.

     Executive Committee. The members of the Executive Committee are Messrs. Rogers (Chairman), Irvin and Smith. The Executive Committee met four times during 1998. This committee, in general, is authorized to exercise the powers of the Board of Directors in the management of all of the affairs of the Company during the intervals between Board meetings, subject to Board direction. The Executive Committee also establishes salaries for all executive officers of the Company other than those officers who are members of the Executive Committee.

     Management Compensation and Benefits Committee. The members of the Management Compensation and Benefits Committee (the "Compensation Committee") are Messrs. Irvin (Chairman) and Barbaro and Ms. North. The Compensation Committee met twice during 1998. This committee is responsible for all decisions regarding compensation of the Chief Executive Officer and incentive compensation awards for the Company's executive officers. The Compensation Committee is also responsible for establishing and approving compensation policies, management incentive compensation plans and other material benefit plans, including the Company's 1997 Omnibus Stock Incentive Plan (the "Stock Incentive Plan").

     Audit Committee. The members of the Audit Committee are Messrs. Denny (Chairman), Barbaro, Lautenbach and Story. The Audit Committee met twice during 1998. This committee is responsible for reviewing and recommending to the Board of Directors the engagement or discharge of independent auditors, reviewing with independent auditors the scope, plan for and results of the audit engagement, reviewing the scope and results of the Company's internal audit department, reviewing the adequacy of the Company's system of internal accounting controls, reviewing the status of material litigation and corporate compliance, reviewing the Company's progress on Year 2000 readiness, and any other matters the Audit Committee deems appropriate.

DIRECTOR COMPENSATION

     Directors who are salaried officers or employees of the Company receive no additional compensation for services as a Director or as a member of a committee of the Board of Directors. Each Director who is not a salaried officer or employee of the Company (a "Non-employee Director") is compensated as follows. The Chairman of the Board of Directors is paid an annual fee of $30,000 for his services and an additional fee of $2,500 for attendance at each meeting of the Board of Directors or a committee thereof. Each other Non-employee Director is paid an annual fee of $15,000 for services as a Director, an additional fee of $1,000 for attendance at each meeting of the Board of Directors, and $1,000 (or $2,500 if designated as chairman) for attendance at each committee meeting.

     In addition, upon initial election to the Board of Directors, each Non-employee Director receives a one-time grant of restricted Common Stock with a market value of $25,000, which vests after 36 months or upon death or retirement from the Board of Directors, whichever occurs first. Non-employee Directors also receive annual stock option awards of 3,000 shares of Common Stock and the Chairman of the Board receives annual stock option awards of 5,000 shares. The stock option awards vest after 24 months or upon the Director's earlier death or retirement from the Board of Directors. Restricted stock and stock option awards are issued under the Stock Incentive Plan.

     Non-employee Directors are eligible for participation in the Company's Deferred Compensation Plan, pursuant to which each Non-employee Director may elect to defer up to 100% of earned Director compensation into accounts that are credited with earnings or losses based upon imputed investments in one or more of the following, as selected by the individual Director: (a) the market value of, and any dividends on, the Common Stock ("common share equivalents"), (b) a short-term income fund, (c) an equity index fund, or (d) a fixed income fund. Funds invested in common share equivalents may be redeemed only for cash on a fixed date or upon termination of service as a Director, as elected in advance by the Director. No Director has voting or investment power with respect to the common share equivalents.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects information, as of January 1, 1999, with respect to the beneficial ownership of the outstanding Common Stock by (i) persons known to the Company to be the beneficial owners of more than five percent of the Common Stock in accordance with Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) each of the executive officers of the Company named in the Summary Compensation Table which follows, (iii) each Director of the Company, and (iv) all of the Directors and executive officers of the Company as a group. Share ownership information represents those shares as to which the individual holds sole voting and investment power, except as otherwise indicated. The number of outstanding shares of Common Stock as of January 1, 1999 was 14,659,861.

                                                                                     PERCENT OF
NAME AND ADDRESS                                              NUMBER OF SHARES(1)      CLASS
----------------                                              -------------------    ----------
Baron Capital Group, Inc....................................       1,467,300(2)          10%
BAMCO, Inc.
Baron Capital Management, Inc.
Baron Asset Fund
Ronald Baron
  767 Fifth Avenue
  New York, NY 10153
Brahman Partners II, L.P....................................         855,650(3)         5.8
Brahman Institutional Partners, L.P.
BY Partners, L.P.
Brahman Management, L.L.C
Brahman Capital Corp.
  277 Park Avenue, 26th Floor
  New York, NY 10172
Ron D. Barbaro..............................................           1,386              *
James M. Denny..............................................             728              *
Tinsley H. Irvin............................................           1,728              *
Ned C. Lautenbach...........................................             549              *
Julia B. North..............................................             758              *
C. B. Rogers, Jr............................................          98,443              *
Derek V. Smith..............................................         427,906(4)         2.8
Charles I. Story............................................             728              *
Douglas C. Curling..........................................         103,937(4)           *
Dan H. Rocco................................................         118,830(4)           *
David T. Lee................................................          45,685              *
J. Michael de Janes.........................................          22,420              *
All Executive Officers and Directors as a Group (12
  persons)..................................................         823,098            5.4

---------------

 * Represents beneficial ownership of less than 1% of the outstanding Common Stock.
(1) Includes shares issuable pursuant to stock options exercisable on January 1, 1999, or within 60 days thereafter, as follows: Mr. Smith -- 292,314 shares; Mr. Curling -- 71,630 shares; Mr. Rocco -- 88,023 shares; Mr. Lee -- 39,937 shares; and Mr. de Janes -- 20,169 shares.
(2) This information is based upon a Schedule 13G (the "Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") on January 12, 1999. According to the Schedule 13G, the holders listed own the shares of Common Stock directly or indirectly, and collectively have shared voting and dispositive power with respect to an aggregate of 1,467,300 shares of Common Stock. Subsequent to January 12, 1999, the Schedule 13G was amended to indicate that as of March 4, 1999, Baron Capital Group, Inc. and its affiliates owned an aggregate of 2,204,000 shares, representing 15.1% of the outstanding shares of Common Stock.

(3) This information is based upon Amendment No. 1 to Schedule 13G, filed with the SEC on February 12, 1999. The holders listed own the shares of Common Stock directly or indirectly, and collectively have shared voting and dispositive power with respect to an aggregate of 855,650 shares of Common Stock. According to the filings with the SEC, Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik are the executive officers and directors of Brahman Capital Corp., and the sole members of Brahman Management, L.L.C., and have shared voting and dispositive power over all of such shares of Common Stock.
(4) Subsequent to January 1, 1999, the Compensation Committee canceled certain outstanding restricted stock awards, as some of the specified performance criteria for those awards had not been met. The executive officers affected by such action (and the number of shares that were canceled) are as follows:
    Mr. Smith (28,931 shares), Mr. Curling (6,825 shares) and Mr. Rocco (6,825 shares).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act and the regulations of the SEC require the Company's executive officers, Directors and persons who beneficially own more than 10% of the Common Stock ("10% Shareholders") to file initial reports of ownership and changes in ownership of the Common Stock with the SEC and the New York Stock Exchange. Executive officers, Directors and 10% Shareholders are required by the regulations of the SEC to furnish the Company with copies of all reports that they file pursuant to Section 16(a). To the Company's knowledge, based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, all filing requirements applicable to such persons were complied with for 1998.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended December 31, 1998, 1997 and 1996, the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Officers") in all capacities in which they served during such fiscal years. Prior to the Spinoff, the Named Officers were employees of, and received their compensation and benefits from, Equifax, rather than from the Company. Accordingly, all amounts and awards identified in the table below reflect payments or awards made by Equifax prior to the Spinoff and by the Company subsequent to the Spinoff.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                   -------------------------------------   ------------------------------------
                                                                                   AWARDS             PAYOUTS
                                                                           -----------------------   ----------
                                                              OTHER        RESTRICTED   SECURITIES
NAME AND PRINCIPAL                                           ANNUAL          STOCK      UNDERLYING      LTIP         ALL OTHER
POSITION                    YEAR    SALARY    BONUS(1)   COMPENSATION(2)   AWARDS(3)    OPTIONS(#)   PAYOUTS(4)   COMPENSATION(5)
------------------          ----   --------   --------   ---------------   ----------   ----------   ----------   ---------------
Derek V. Smith............  1998   $382,794   $700,000      $     --       $       --    100,000     $4,306,134      $413,787
  President and CEO         1997    314,270    603,119            --        1,942,002    145,050      1,001,501       219,256
                            1996    259,654    259,654       209,422(6)       120,246    125,000        465,150         4,950
-----------------------------------------------------------------------------------------------------------------------------
Douglas C. Curling........  1998    230,583    325,000            --               --     36,000        650,676       137,799
  Executive Vice
    President,              1997    193,319    284,548                        570,184     47,318        456,943        79,354
  CFO and Treasurer         1996    168,834    148,219            --               --     50,000         94,718         4,950
-----------------------------------------------------------------------------------------------------------------------------
Dan H. Rocco..............  1998    200,761    215,000            --               --     27,000        650,676       111,310
  Executive Vice President  1997    200,761    200,000            --          638,036     43,874        375,568        58,132
                            1996    198,532    158,825            --               --     50,000        139,545         4,950
-----------------------------------------------------------------------------------------------------------------------------
David T. Lee..............  1998    177,544    200,000            --               --     13,500             --        64,186
  Senior Vice President     1997    163,110    171,945            --           90,404     32,741             --        32,775
                            1996    143,000     83,697            --               --      7,000             --         4,719
-----------------------------------------------------------------------------------------------------------------------------
J. Michael de Janes.......  1998    137,403    115,000            --               --      8,000             --        16,594
  General Counsel and       1997    109,242     87,579            --           39,990     19,867             --         3,579
  Secretary                 1996     96,061     52,833            --               --      5,000             --         3,161

---------------

(1) Represents an annual cash incentive award earned upon achievement of certain specified performance measurements and determined as a percentage of salary.
(2) Unless otherwise indicated, the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Officer.
(3) Restricted stock awards made prior to the Spinoff were in shares of common stock of Equifax and those made subsequent to the Spinoff were in shares of Common Stock. In connection with the Spinoff, all outstanding shares of restricted stock of Equifax, and outstanding awards under the Equifax performance share plans, held by the Named Officers were canceled and replaced with restricted shares of Common Stock that were subject to performance or vesting criteria designed to be consistent with those of the canceled awards. Following the Spinoff, the Company made a one-time grant of restricted shares of Common Stock to key members of management as an incentive to retain and motivate those executives over the long term. Those shares of restricted Common Stock vest on October 6, 2001. In the event that any dividends are paid with respect to the Common Stock in the future, dividends will be paid on the shares of restricted Common Stock at the same rate. The value of restricted stock awards shown in the table is as of the date of grant. As of December 31, 1998, the total number of restricted stock awards outstanding and related fair market value were as follows: Mr.
    Smith -- 118,147 shares ($7,620,482); Mr. Curling -- 27,717 shares
    ($1,787,747); Mr. Rocco -- 29,468 shares ($1,900,686); Mr. Lee -- 2,333 shares ($150,479); and Mr. de Janes -- 1,032 shares ($66,564).

(4) The amounts listed hereunder for 1997 and prior years were paid by Equifax pursuant to Equifax long-term incentive plans prior to the Spinoff. Amounts included for 1998 represent the value of long-term incentive compensation originally awarded by Equifax in 1995 and 1996 and which vested on December 31, 1998 and was paid by ChoicePoint.
(5) For 1998, these amounts include: for Mr. Smith, $17,741 in contributions under the ChoicePoint Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), $382,518 accrued under the Company's Deferred Compensation Plan (the "DCP"), $10,200 in term life insurance premiums (the "Life Premiums") and $3,328 for employer contributions for the salaried employee health-related benefit plan (the "Health Plan Contributions"); for Mr. Curling, $13,625 in contributions under the 401(k) Plan, $114,726 accrued under the DCP, $6,120 in Life Premiums, and $3,328 in Health Plan Contributions; for Mr. Rocco, $23,115 in contributions under the 401(k) Plan, $85,824 accrued under the DCP and $2,371 in Health Plan Contributions; for Mr. Lee, $13,625 in contributions under the 401(k) Plan, $43,119 accrued under the DCP, $4,114 in Life Premiums and $3,328 in Health Plan Contributions; and for Mr. de Janes, $11,739 in contributions under the 401(k) Plan, $1,267 accrued under the DCP, $2,040 in Life Premiums and $1,548 in Health Plan Contributions.
(6) Includes a cash payment of $196,197, designated for satisfying certain income tax obligations due as a consequence of the vesting of restricted stock grants made to Mr. Smith in 1991.

STOCK OPTIONS

     The following table sets forth information concerning the grants to the Named Officers of options to purchase Common Stock during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                -----------------------------------------------------
                                 NUMBER OF
                                 SHARES OF      PERCENT OF                              POTENTIAL REALIZABLE VALUE AT
                                COMMON STOCK   TOTAL OPTIONS                             ASSUMED RATES OF STOCK PRICE
                                 UNDERLYING     GRANTED TO     EXERCISE                  APPRECIATION FOR OPTION TERM
                                  OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------------------
NAME                             GRANTED(1)        1998          SHARE        DATE         5%(2)             10%(2)
----                            ------------   -------------   ---------   ----------   ------------      ------------
Derek V. Smith................     100,000(3)     0.1549        $43.75      01/27/08     $2,751,414        $6,972,623
Douglas C. Curling............      36,000(3)     0.0557         43.75      01/27/08        990,509         2,510,144
Dan H. Rocco..................      27,000(3)     0.0418         43.75      01/27/08        742,882         1,882,608
David T. Lee..................      13,500        0.0209         43.75      01/27/08        371,441           941,304
J. Michael de Janes...........       8,000        0.0124         43.75      01/27/08        220,113           557,810

---------------

(1) All options were granted pursuant to the Stock Incentive Plan. Except as described in footnote (3) below, all options are incentive stock options that vest in increments of 25% on the first through fourth anniversaries of the date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, realized upon exercises of stock options are dependent on future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will be realized at the time of any option exercise.
(3) The number of options reported includes options to purchase 50,000, 18,000 and 13,500 shares of Common Stock by Messrs. Smith, Curling and Rocco, respectively, pursuant to non-qualified performance-based, fair market value stock options. Such options will vest 100% on the ninth anniversary of the grant or on January 30, 2001 if certain performance criteria are met.

     The following table sets forth information, with respect to each Named Officer, concerning any exercise of options to purchase Common Stock during the fiscal year ended, and the fiscal year-end value of outstanding unexercised options to purchase Common Stock held at, December 31, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                               SHARES                         YEAR-END(#)               FISCAL YEAR-END(1)
                             ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
Derek V. Smith.............        --      $     --     246,432        260,713      $10,864,332    $7,195,977
Douglas C. Curling.........        --            --      56,857         88,024        2,190,584     2,383,135
Dan H. Rocco...............     4,945       188,403      74,756         77,215        3,232,985     2,162,305
David T. Lee...............     2,380        58,905      33,594         42,753        1,617,861     1,132,364
J. Michael de Janes........        --            --      15,696         26,610          669,384       724,501

---------------

(1) The value of unexercised options equals the fair market value per share of Common Stock as of December 31, 1998, less the exercise price, multiplied by the number of shares underlying the stock options. The closing price of the Common Stock on the New York Stock Exchange on December 31, 1998 was $64.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Irvin (Chairman) and Barbaro and Ms. North. The Executive Committee, which is responsible for establishing salaries for the executive officers other than the Chief Executive Officer, consists of Messrs. Rogers (Chairman), Irvin, and Smith.

     In 1998, the Company purchased certain videoconferencing equipment from VSI Enterprises, Inc. ("VSI") for an aggregate purchase price of $70,000. Ms. North, a Director of the Company and member of the Compensation Committee, is the President and Chief Executive Officer of VSI. The Company believes that the terms of the transaction with VSI are comparable to those that could have been obtained through arm's-length negotiations with an independent third party.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Spinoff, ChoicePoint purchased certain products and services from Equifax and Equifax purchased certain products and services from ChoicePoint. In addition, prior to the Spinoff, ChoicePoint subleased certain facilities from, or shared space with, Equifax. In connection with the Spinoff, the Company entered into certain agreements with Equifax for the purpose of facilitating an orderly transition and defining the ongoing relationship between the two companies following the Spinoff. Those agreements included agreements that formalized the arrangements regarding the provision of certain data and products for use in each of the Company's and Equifax's respective operations and regarding the leasing, subleasing and sharing of facilities. In addition, ChoicePoint and Equifax entered into a Transition Support Agreement (the "Transition Agreement"), which provided that, for up to 18 months following the Spinoff, Equifax would provide ChoicePoint with certain tax, centralized accounting, purchasing, travel, corporate information, distribution database, and mail room services, corporate financial systems and certain other administrative services. Charges for services under the Transition Agreement were on a shared-cost basis consistent with methods of allocating internal cost, and were billed and paid on a monthly basis. The foregoing agreements were negotiated while the Company was wholly owned by Equifax and, therefore, were not the result of arm's-length negotiations between independent parties, although the Company believes the various pricing terms to be comparable to what could have been achieved through arm's-length negotiations. During 1998, ChoicePoint paid an aggregate of approximately $5,319,000 to Equifax, and Equifax paid an aggregate of approximately $195,000 to ChoicePoint, pursuant to the foregoing arrangements. Mr. Rogers, the Company's Chairman of the Board, also serves as Chairman of the Board of Equifax.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     The Company currently has in effect employment agreements with Messrs. Smith, Curling, Lee and de Janes (collectively, the "Agreements"). The Agreements set forth minimum base salary amounts and provide for participation in the Company's employee and executive benefit plans and certain perquisites. The Agreements vary in duration, but all provide for automatic extensions if not otherwise terminated. The Agreements may be terminated by either the Company or by the executive. The Agreements provide that under certain circumstances, in the event of a termination, the executive would be entitled to severance pay for a period of up to two years from the date of termination.

     The Agreements also contain provisions for severance pay and certain other benefits upon the occurrence of a "Change in Control" of the Company. A "Change in Control" is defined by the Agreements to mean: (i) a merger, consolidation or other reorganization of the Company that results in the shareholders of the Company holding less than a majority of the voting power of the resulting entity after such a transaction; (ii) a sale or transfer of all or substantially all of the Company's assets to an entity in which the shareholders of the Company hold less than a majority of the voting power of such entity immediately following such sale or transfer; (iii) the filing of a report with the SEC pursuant to the provisions of the Exchange Act disclosing that a person or entity beneficially owns shares representing at least 30% of the Company's voting power; (iv) disclosure by the Company, pursuant to the requirements of the Exchange Act, that a change in control (as defined in the Exchange Act) has occurred or may occur pursuant to a then-existing agreement; or (v) in certain circumstances, the failure to reelect a majority of the members of the Company's Board of Directors. In the event that the executive's employment is terminated under certain conditions within five years after the date of a Change in Control, then the executive is entitled to severance pay and certain other benefits. The amount of the severance payment is based upon the executive's annual compensation, with certain components of such compensation multiplied by a factor ranging from 1.5 to 3 times.

     In addition, Mr. Rocco is a party to a Compensation Agreement entered into with Equifax in 1996, the obligations of which have been assumed by ChoicePoint. That agreement entitles Mr. Rocco to annual base compensation of not less than $200,000 and total annual compensation of not less than $225,000. The Compensation Agreement provides for deferred benefit payments to Mr. Rocco and for his participation in all applicable employee benefit plans. Pursuant to this agreement, subject to certain conditions, since Mr. Rocco remained continuously employed by the Company's subsidiary ChoicePoint Services Inc. (f/k/a Equifax Services Inc.) through January 1, 1999, Mr. Rocco is entitled to severance benefits in a lump sum of $150,000 upon leaving the Company.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined by two committees of the Board of Directors. The Compensation Committee was established by the Board of Directors and is composed entirely of directors who are not, and have never been, officers or employees of the Company. The Board of Directors designates the members and the chairman of such committee. The Compensation Committee is responsible for all decisions regarding the compensation of the Chief Executive Officer (the "CEO") and for establishing and administering the Company's compensation and benefit policies and practices for the executive officers. The Compensation Committee is also responsible for the administration of the Stock Incentive Plan, in accordance with the terms and provisions thereof. The Executive Committee, the members and chairman of which are also designated by the Board of Directors, is responsible for establishing salaries for executive officers other than those executive officers who are members of the Executive Committee, pursuant to guidelines prescribed by the Compensation Committee.

     The following report summarizes the philosophies and methods that the Compensation Committee uses in establishing and administering the Company's executive compensation and incentive programs, including the development of compensation programs designed to provide key employees with immediate ownership interests in the Company and motivation to build shareholder value.

     Executive Compensation Policies. The Company's executive compensation policies are designed to attract and retain qualified executives, to reward individual achievement appropriately and to enhance the financial performance of the Company, and thus shareholder value, by significantly aligning the financial interests of the Company's executives with those of its shareholders. To accomplish these objectives, the executive compensation program, as administered by the Compensation Committee, is comprised of (i) annual cash compensation, the components of which are base salary and an annual variable cash incentive award payable pursuant to the Company's annual Incentive Compensation Plan (the "ICP"), (ii) long-term incentive compensation, consisting of restricted stock and fair market value stock options awarded pursuant to the Stock Incentive Plan, and (iii) other benefits that are intended to provide competitive capital accumulation opportunities and health, welfare and other fringe benefits. Base salary and annual bonuses are designed to recognize both individual performance and the achievement of corporate business objectives each year. The value of long-term incentives is directly linked to the financial performance of the Company and to the performance of the Common Stock. Executive officers also are eligible to participate in a variety of other benefit plans, including a deferred compensation plan, supplemental life and disability plans available to key officers and benefit plans available to employees generally, including the 401(k) Plan and health related plans.

     Decisions regarding the compensation of executive officers are based upon
(i) the policies described above, (ii) the Company's operating performance,
(iii) competitive practices at comparable companies, and (iv) the individual performance of the executive. In order to assist the Compensation Committee in developing the Company's executive compensation programs and determining appropriate compensation levels for executives, the Compensation Committee continued to engage a national compensation consulting firm to advise on peer group pay practices and long-term incentive compensation policies for executives holding specified positions. Comparative compensation information was drawn from a broad range of companies, including, but not limited to, certain of the companies included in the industry index used in the stock performance graph included in this Proxy Statement. The Compensation Committee's policy, which is taken into consideration by the Executive Committee, is to provide the Company's officers with a base salary that is generally below the market median for comparable companies and to offer variable performance-based elements that provide the executive officers with the opportunity to achieve total compensation packages that, at the target opportunity levels, are generally within the range of the 50th to 60th percentile of the groups of comparable companies studied.

     Annual Salary and Incentive Bonuses. In determining the base salaries for the Company's Named Officers, the Compensation Committee and Executive Committee took into consideration each executive's experience and the responsibilities attendant to his position, as well as the base salaries paid to executives in comparable positions at the companies identified in the above-described compensation study. Base salaries for the Named Officers will be reviewed annually. In evaluating whether an adjustment to an executive's base salary is appropriate, factors such as the pay levels at the surveyed companies, the scope of the individual's job responsibilities and his performance over the past year, as well as an assessment of how well the individual performed in meeting or exceeding the personal goals set for that individual for the applicable period, will be considered.

     The purpose of the Company's ICP is to unite the interests of the Company's management employees with those of its shareholders through annual payment of cash incentive awards to management employees based upon attainment of (i) annually established corporate Economic Value Added ("EVA") goals and (ii) individual performance goals. Target incentive cash opportunities under the ICP for the Named Officers other than the CEO can range from 30% to 50% of base salary, and for the CEO represent 65% of his base salary. Actual annual cash bonuses are determined by measuring corporate and individual performance against goals established for the applicable period. The goals take into account, depending upon the responsibility level of the individual, one or more factors, including the individual's performance, the performance of the functional group or unit with which the individual is associated (primarily based upon the EVA objective of such unit), and the overall performance of the Company (primarily based upon EVA). Such goals may or may not be equally weighted and may vary from one executive officer to another. Bonus awards under the ICP, even in the event that the Company's maximum EVA goals are exceeded, also take into account an assessment of the performance of the individual executive officer. For 1998, the EVA and individual performance goals were exceeded, and each of the Named Officers, therefore, was awarded a total compensation package that exceeded the target opportunity level.

     Long-Term Incentive Compensation. The Company's long-term incentive compensation program for its executive officers consists of a combination of fair market value stock options which vest over a four year period as well as fair market value stock options which are performance-based, pursuant to the Stock Incentive Plan. The Compensation Committee's current philosophy is to grant fair market value stock options, rather than restricted stock, as the primary type of award under the Stock Incentive Plan. The Stock Incentive Plan is intended to provide a means of encouraging an ownership interest in the Company by those employees who have contributed, or are determined to be in a position to contribute, materially to the success of the Company, thereby increasing their motivation for and interest in the achievement of the Company's long-term success. Because the value of a stock option bears a direct relationship to the price of shares of the Common Stock, the Compensation Committee believes that stock options are a means of encouraging executives and other key management employees to increase long-term shareholder value. In determining awards of stock options under the Stock Incentive Plan, the Compensation Committee has no specific formula but rather makes grants based upon such factors as individual contribution to corporate performance, market practices and management recommendations. Consistent with the philosophy of the Compensation Committee described above, in January 1998 the Company granted options under the Stock Incentive Plan to the Named Officers (including the CEO) and a number of employees.

     Compensation of the Chief Executive Officer. The Compensation Committee generally applies the same compensation philosophy described above for executive officers in order to determine the compensation for Derek V. Smith, the Company's CEO. In setting both the cash-based and equity-based elements of Mr. Smith's compensation, the Compensation Committee's objective was to establish a compensation package at target levels that were within the range of the 50th to 60th percentile of total compensation paid to chief executive officers of the companies analyzed in the consultant's study. The Compensation Committee determined that the base salary for the CEO was below the median base salary of the peer group studied and that the total target compensation was within the established range. Factors considered in evaluating Mr. Smith's performance included the accomplishment of building upon the Company's successful establishment as an independent public company, his strategic leadership and the continued success in ChoicePoint's operating performance. No specific weighting was assigned to these factors in the evaluation process.

     Included in Mr. Smith's compensation for 1998 is $1,626,820 which represents the value attributable to the last year of a three-year performance-based award pursuant to the restricted stock granted as a replacement of the Equifax Performance Share Plan (the "Equifax PSP"). The award was earned based upon satisfaction of performance criteria previously established by Equifax, and, in accordance with agreements reached in connection with the Spinoff, was paid by the Company upon certification that the performance criteria had been satisfied. The performance criteria for the replacement restricted stock awards include operating income and target stock price goals that are designed to be consistent with the goals and objectives that had been established at the time the original awards were made under the Equifax PSP. In addition, Mr. Smith's compensation for 1998 includes $2,679,314 which represents the value attributable to the award granted in January 1995. This grant of restricted stock was made as a means to retain and motivate Mr. Smith over the three-year period ended December 31, 1998.

     The Compensation Committee believes that the compensation program should serve to achieve its intended objectives while also minimizing any effect on the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which section provides for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives.
Section 162(m) of the Code provides exceptions to the deduction limitation, and it is the intent of the Compensation Committee to qualify for such exceptions to the extent feasible and in the best interests of the Company, including the exceptions with respect to certain performance-based compensation. Accordingly, in order to comply with the provisions of Section 162(m) of the Code, the Compensation Committee has recommended that the Stock Incentive Plan be submitted to the Company's shareholders for ratification at the Company's 1999 Annual Meeting of Shareholders.

     While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its shareholders.

     To the extent that this report pertains to the determination of salaries for executive officers other than the CEO, it is jointly submitted by the Executive Committee.

Management Compensation and Benefits Committee        Executive Committee

Tinsley H. Irvin (Chairman)                           C. B. Rogers, Jr. (Chairman)
Ron D. Barbaro                                        Tinsley H. Irvin
Julia B. North                                        Derek V. Smith

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock with a cumulative total return on the Russell 2000 Index and the S&P 600 Services (Data Processing) Index, for the period from August 8, 1997 (the date on which the Common Stock commenced trading on the New York Stock Exchange) through December 31, 1998. The comparison assumes an original investment of $100 on August 8, 1997, and assumes the reinvestment of any dividends.

                            CUMULATIVE TOTAL RETURN
             BASED ON INITIAL INVESTMENT OF $100 ON AUGUST 8, 1997,
                           WITH DIVIDENDS REINVESTED

                                                                                          S&P 600
                                                                                          SERVICES
                                                                                           (DATA
               MEASUREMENT PERIOD                   CHOICEPOINT                         PROCESSING)
             (FISCAL YEAR COVERED)                      INC.          RUSSELL 2000         INDEX
8/8/97                                                         100               100               100
9/30/97                                                        107               110               103
12/31/97                                                       136               106               101
3/31/98                                                        156               117               119
6/30/98                                                        145               111               122
9/30/98                                                        137                89               100
12/31/98                                                       184               103               134

   PROPOSAL NO. 2 -- RATIFICATION OF THE CHOICEPOINT INC. 1997 OMNIBUS STOCK
                                 INCENTIVE PLAN

     On May 29, 1997 the Board of Directors unanimously approved and adopted the Stock Incentive Plan. The Stock Incentive Plan is intended to provide an equity interest in the Company to certain of the Company's executive officers, directors and employees, and to provide additional incentives for such persons to devote themselves to the Company's business. The Stock Incentive Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, the Company. The Stock Incentive Plan affords the Board the ability to design compensatory awards that are responsive to the Company's needs, and includes authorization for stock options, appreciation rights, restricted shares, deferred shares, performance shares and performance units. Any or all types of grants may require the Company or the executive to meet performance criteria in order to vest.

     In connection with the Spinoff, the Stock Incentive Plan was designed to permit the conversion of previously granted, but not yet vested, stock options, performance shares, and performance units granted under Equifax equity incentive plans prior to the Spinoff into options for ChoicePoint Common Stock and restricted stock of ChoicePoint. Certain officers were also given the choice of converting their vested Equifax awards into options for ChoicePoint Common Stock. To date, options and restricted stock awards representing an aggregate of approximately 2,700,000 of the total shares authorized for issuance under the Stock Incentive Plan have been issued to participants as replacements for grants under Equifax equity incentive plans, and as grants by ChoicePoint to officers, Directors and key employees during 1997, 1998 and 1999.

     Prior to the Spinoff, the Stock Incentive Plan was approved and adopted by Equifax, as the sole shareholder of the Company at that time. The Board of Directors has directed that the Stock Incentive Plan be submitted for approval by the Company's public shareholders in order to ensure that awards made under the Stock Incentive Plan will not be subject to the deduction limits under
Section 162(m) of the Code. Section 162(m) generally disallows a tax deduction to publicly traded companies for compensation in excess of $1.0 million accrued with respect to a company's chief executive officer or any of the four most highly compensated officers in addition to the chief executive officer employed by the company at the end of the applicable year. However, qualifying performance-based compensation will not be subject to the deduction limit if certain criteria are met, as described below in "Section 162(m) Considerations." One of those criteria is that the plan under which such performance-based compensation is awarded be approved by the public shareholders of the Company.

     Accordingly, the approval of the Stock Incentive Plan by the Company's shareholders being sought hereby is necessary to ensure that awards made pursuant to the Stock Incentive Plan will not be subject to the deduction limits under Section 162(m). If the Stock Incentive Plan is not approved, outstanding options and other awards will continue to be exempt from those deduction limits, but no future grants will be made to affected executives. Grants will however continue to be made in the normal course to employees and executives who are not expected to be subject to the limitations of Section 162(m).

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and voting at the Annual Meeting is required for approval of the Stock Incentive Plan. The following summary of the principal provisions of the Stock Incentive Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Stock Incentive Plan, a copy of which may be obtained from the Company by writing to the Office of the Corporate Secretary, ChoicePoint Inc., 1000 Alderman Drive, Alpharetta, Georgia 30005. Capitalized terms not otherwise defined herein have the meanings assigned to such terms in the Stock Incentive Plan and summarized under "Certain Defined Terms" below.

PRINCIPAL PURPOSES OF THE STOCK INCENTIVE PLAN

     The principal purposes of the Stock Incentive Plan are to attract and retain directors, officers and key employees of the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance.

AVAILABLE SHARES

     Subject to adjustment as provided in the Stock Incentive Plan, the number of Common Shares that may be issued or transferred under the Stock Incentive Plan shall not exceed in the aggregate 4,000,000 shares, plus (i) any shares relating to awards that expire or are forfeited or canceled and (ii) the number of shares repurchased by the Company after August 1, 1997 in the open market or otherwise and having an aggregate purchase price no greater than the amount of cash proceeds received by the Company from the sale of Common Shares under the Stock Incentive Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

     Notwithstanding any other provision of the Stock Incentive Plan to the contrary, and subject to adjustment as provided under the Stock Incentive Plan,
(i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 4,000,000 shares, (ii) no Participant (as defined below) shall be granted Option Rights for more than 750,000 Common Shares during any calendar year; and (iii) in no event shall any Participant in any calendar year receive more than 750,000 Appreciation Rights. Notwithstanding any other provision of the Stock Incentive Plan to the contrary, in no event shall any Participant in any calendar year receive an award of Performance Shares, Performance Units or Restricted Shares that specify Management Objectives (as defined below) having an aggregate maximum value as of their respective Dates of Grant in excess of $2,000,000.

ELIGIBILITY

     Officers and other key employees of the Company and its subsidiaries, or anyone who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, including each Non-Employee Officer or Director who receives an award of Option Rights pursuant to the Stock Incentive Plan, or any other person who renders significant services as a consultant or otherwise, may be selected by the Compensation Committee to receive awards under the Stock Incentive Plan (each, a "Participant").

OPTION RIGHTS

     Option Rights, other than a grant of a Replacement Award, may be granted under the Stock Incentive Plan that entitle the Optionee to purchase Common Shares at a price which shall not be less than 100 percent the Market Value per Share on the Date of Grant.

     Each grant of Option Rights shall specify whether the Option Price shall be payable: (i) in cash or by check acceptable to the Company; (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price; or (iii) by a combination of such methods of payment.

     If the Compensation Committee so determines, at or after the Date of Grant, payment of the Option Price of any option (other than an ISO) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, Deferred Shares, Performance Shares (based, in each case, on the Market Value per Share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or Performance Units. With respect to such payment, unless otherwise determined by the Compensation Committee at or after the Date of Grant, the Common Shares received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares or Performance Shares, (ii) the Spread of any unexercisable portion of Option Rights, or (iii) the stated value of Performance Units surrendered.

     Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

     Any grant may, at or after the Date of Grant, provide for the automatic grant of Reload Option Rights to an Optionee upon the exercise of Option Rights (including Reload Option Rights) using Common Shares or other consideration specified in the Stock Incentive Plan. Reload Option Rights shall cover up to the number of Common Shares or other shares granted or awarded under the Stock Incentive Plan, surrendered to the

Company upon any such exercise in payment of the Option Price or to meet any withholding obligations. Reload Options shall specify an Option Price per share, which shall not be less than 100 percent of the Market Value per Share on the Date of Grant of the Reload Option Right, and shall be on such other terms as may be specified by the Compensation Committee, which may be the same as or different from those of the original Option Rights.

     Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

     Option Rights granted under the Stock Incentive Plan may be options that are intended to qualify under particular provisions of the Code, options that are not intended to so qualify, or combinations of the foregoing.

     The Compensation Committee may, at or after the Date of Grant of any Option Rights (other than the grant of an ISO), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

     The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under the Stock Incentive Plan.

     Each grant shall specify the term of the Option Right; provided, however, that no Option Right shall be exercisable more than ten years from the Date of Grant. Each grant shall specify the period of continuous service with the Company or any subsidiary, if any, which is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control (as defined below), retirement, death or disability of the Optionee or other similar transaction or event. Successive grants may be made to the same Optionee whether or not any Option Rights previously granted to such Optionee remain unexercised.

     Each grant of Option Rights shall be evidenced by an agreement between the Company and the Optionee containing such terms and provisions, consistent with the Stock Incentive Plan, as the Compensation Committee may approve.

APPRECIATION RIGHTS

     An Appreciation Right is a right of the Participant to receive from the Company an amount which shall be determined by the Compensation Committee and shall be expressed as a percentage (not to exceed 100 percent) of the Spread at the time of the exercise of such right. Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof, and may either grant to the Optionee or the Compensation Committee the right to elect among those alternatives.

     Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee at the Date of Grant. Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

     Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other similar transaction or event. Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to exercise such rights.

     Each grant of Tandem Appreciation Rights shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation. In addition, a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.

     Each grant shall specify in respect of each Free-standing Appreciation Right a Base Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant. Successive grants may be made to the same Participant regardless of whether any Free-standing Appreciation Rights previously granted to such Participant remain unexercised. No Free-standing Appreciation Right granted under this Stock Incentive Plan may be exercised more than 10 years from the Date of Grant.

     Each grant of Free-standing Appreciation Rights shall specify the period or periods of continuous service by the Participant with the Company or any subsidiary that is necessary before the Free-standing Appreciation Rights or installments thereof become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control, retirement, death or disability of the Participant or other similar transaction or event as approved by the Compensation Committee.

     Each grant of Appreciation Rights shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Stock Incentive Plan, as the Compensation Committee may approve.

RESTRICTED SHARES

     A grant of Restricted Shares involves the immediate transfer by the Company to a Participant of ownership of a specific number of Common Shares in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the Participant that is at or less than the Market Value per Share at the Date of Grant.

     Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period of not less than one year to be determined by the Compensation Committee at the Date of Grant, or less than one year if so determined by the Compensation Committee in the case of a Replacement Award. An example would be a provision that the Restricted Shares would be forfeited if the Participant ceased to serve the Company as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee at the Date of Grant. The Compensation Committee may provide for a shorter period during which the forfeiture provisions apply in the event of a Change in Control, retirement, or death or disability of the Optionee or other similar transaction or event.

     Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. See "Management Objectives" described below. Each grant may specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified Management Objectives.

     Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

     Each grant of Restricted Shares shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Stock Incentive Plan, as the Compensation Committee may approve.

DEFERRED SHARES

     A grant of Deferred Shares constitutes an agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions as the Compensation Committee may specify during the Deferral Period, which period shall be determined by the Compensation Committee at the Date of Grant, but shall not be less than one year. The Compensation Committee may provide for a shorter Deferral Period in the case of a Change in Control or other similar transaction or event. During the Deferral Period, the Participant has no rights of ownership in the Deferred Shares, no right to vote such shares and, except as provided under the Stock Incentive Plan, no right to transfer any rights under the award, but the Compensation Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares. Awards of Deferred Shares may be made without additional consideration or in consideration of a payment by such Participant that is at or less than the Market Value per Share at the Date of Grant.

     Each grant of Deferred Shares shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Stock Incentive Plan, as the Compensation Committee may approve.

PERFORMANCE SHARES AND PERFORMANCE UNITS

     A Performance Share is the equivalent of one Common Share and a Performance Unit is the equivalent of $1.00. A Participant may be awarded any number of Performance Shares or Performance Units, subject to certain limitations under the Stock Incentive Plan. Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved within a specified period that commences on the Date of Grant, and shall not be less than one year, except in the case of a Change In Control or other similar transaction or event, as determined by the Compensation Committee (the "Performance Period"), will result in payment or early payment of the award, and each grant shall specify in respect of such specified one or more Management Objectives a minimum acceptable level of achievement and a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. Each grant of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units are deemed earned and paid, the Compensation Committee must certify that the Management Objectives have been satisfied.

     Each grant shall specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which no payment will be made and shall set forth a formula for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Management Objectives.

     Each grant shall specify the time and manner of payment of Performance Shares or Performance Units which have been earned. Any grant may specify that the amount payable may be paid in cash or Common Shares or any combination thereof and may grant to either the Participant or the Compensation Committee the right to elect among those alternatives. At or after the Date of Grant of Performance Shares, the Compensation Committee may provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, in cash or in additional Common Shares. In addition, any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Compensation Committee at the Date of Grant. Any grant of Performance Units may specify that the amount payable or number of Common Shares issued with respect thereto may not exceed maximums specified by the Compensation Committee at the Date of Grant.

     Each grant of Performance Shares or Performance Units shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Stock Incentive Plan, as the Compensation Committee may approve.

AWARDS TO NON-EMPLOYEE OFFICERS OR DIRECTORS

     Immediately following his or her initial election to the Board of Directors, Restricted Shares with a fair market value of $25,000, if unrestricted, shall be granted to each Non-Employee Officer or Director. Such Restricted Shares shall become transferable and nonforfeitable three years from the Date of Grant; provided, however, that such Restricted Shares shall immediately become transferable and nonforfeitable in the event of (i) a Change in Control, or (ii) the Participant's death while a Non-Employee Officer or Director, or (iii) the Participant's retirement from the Board of Directors.

     Immediately following each annual meeting of shareholders, 3,000 Option Rights shall be granted to each Non-Employee Officer or Director, other than the Chairman of the Board who shall be granted 5,000 Option

Rights immediately following each annual meeting. The exercise price for such Option Rights shall be the Market Value per Share on the Date of Grant. Such Option Rights shall become exercisable two years from the Date of Grant; provided, however, that such Option Rights shall immediately become exercisable in the event of (i) a Change in Control, or (ii) the Participant's death while a Non-Employee Officer or Director, or (iii) the Participant's retirement from the Board of Directors. Each grant of Restricted Shares or Option Rights shall be evidenced by an agreement between the Company and the Non-Employee Officer or Director containing such terms and provisions, consistent with the Stock Incentive Plan, as the Compensation Committee may approve. In addition, the Board of Directors retains the discretion at any time to alter the provisions applicable to awards to Non-Employee Officers or Directors and to add any additional terms as it, in its discretion, deems appropriate or to make any awards on terms that the Board of Directors determines to be appropriate.

OTHER AWARDS

     The Compensation Committee shall have the authority to specify the terms and provisions of the other equity-based or equity-related awards not described above ("Other Awards") which the Compensation Committee determines to be consistent with the purpose of the Stock Incentive Plan and the interests of the Company, which awards may provide for the acquisition or future acquisition of Common Shares by Participants.

MANAGEMENT OBJECTIVES

     The Stock Incentive Plan requires that the Compensation Committee establish "Management Objectives" for purposes of Performance Shares and Performance Units. When so determined by the Compensation Committee, Option Rights, Appreciation Rights, Restricted Shares and dividend credits may also specify Management Objectives. Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department, region or function within the Company or a subsidiary in which the Participant is employed. Management Objectives may be made relative to the performance of other corporations. Management Objectives applicable to an award to a Participant who is, or is determined by the Compensation Committee likely to become, a "covered employee" within the meaning of Section 162(m) of the Code shall be limited to specified levels of or growth or improvement in the following criteria: earnings; earnings per share (calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the goal is established); share price; shareholder return; return on invested capital, equity or assets; operating earnings; sales; productivity; cash flow; market share; profit margin; customer service; and/or economic value added.

     Except where a modification would result in an award to a "covered employee" no longer qualifying as performance-based compensation within the meaning of Section 162(m) of the Code, the Compensation Committee may modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable in light of certain events and circumstances (such as changes in the Company's business, operations, corporate structure or capital structure).

TRANSFERABILITY

     Except as otherwise determined by the Compensation Committee, no Option Right, Appreciation Right or other derivative security granted under the Stock Incentive Plan is transferable by an Optionee other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, Option Rights and Appreciation Rights are exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

     The Compensation Committee may specify at the Date of Grant that part or all of the Common Shares that are to be issued or transferred by the Company upon exercise of Option Rights or Appreciation Rights, upon termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of

Performance Shares or Performance Units or are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Stock Incentive Plan, shall be subject to further restrictions on transfer.

ADJUSTMENTS

     The Compensation Committee may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, Performance Shares and Other Awards, the prices per share applicable thereto, and the kind of shares covered thereby, as the Compensation Committee, in its sole discretion and in good faith determines is required to prevent dilution or enlargement of Participants' rights that otherwise would result in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Compensation Committee, in its discretion, may provide, in substitution for any or all outstanding awards under the Stock Incentive Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also make or provide for such adjustments in the numbers of shares available for issuance under the Stock Incentive Plan as the Compensation Committee may determine appropriate to reflect any transaction or event described above.

CHANGE IN CONTROL

     A "Change in Control" shall mean if at any time any of the following events shall have occurred:

          (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Shares immediately prior to such transaction;

          (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Shares immediately prior to such sale or transfer;

          (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
     Act) of securities representing 30% or more of the Voting Shares;

          (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

          (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period.

          (f) Notwithstanding the foregoing provisions, a "Change in Control" shall not be deemed to have occurred for purposes of the Stock Incentive Plan (i) solely because (A) the Company, (B) a subsidiary, (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the

     Company or (D) any employee of the Company or a subsidiary, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Shares, whether in excess of 30% or otherwise, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a change in control of any subsidiary.

          (g) Notwithstanding the foregoing, if prior to any event described above instituted by any person who is not an officer or director of the Company, or prior to any disclosed proposal instituted by any person who is not an officer or director of the Company which could lead to any such event, management proposes any restructuring of the Company which ultimately leads to an event described above pursuant to such management proposal, then a "Change in Control" shall not be deemed to have occurred for purposes of the Stock Incentive Plan.

ADMINISTRATION

     The Stock Incentive Plan is to be administered by a committee of the Board of Directors of not less than three Non-Employee Directors. The Stock Incentive Plan is currently administered by the Compensation Committee. The Compensation Committee is authorized to interpret the Stock Incentive Plan and related agreements and other documents and such interpretation shall be final and conclusive.

AMENDMENTS

     The Compensation Committee may amend the Stock Incentive Plan at any time and from time to time in whole or in part; provided, however, any amendment that must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Common Shares are then trading or quoted will not be effective until such approval has been obtained.

FOREIGN EMPLOYEES AND PROVIDERS OF SERVICES

     The Compensation Committee may provide for special terms for awards to Participants who are foreign nationals or who are employed by, or provide services to, the Company or any of its subsidiaries outside of the United States of America as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve supplements, amendments, restatements or versions of the Stock Incentive Plan as it deems necessary for such purposes so long as such supplements, amendments, restatements and versions are consistent with the Stock Incentive Plan.

TERMINATION

     No grant (other than an automatic grant of Reload Option Rights) shall be made under the Stock Incentive Plan more than ten years after the date on which the Stock Incentive Plan is first approved by shareholders of the Company, but all grants made on or before such date shall continue in effect thereafter subject to the terms thereof and of the Stock Incentive Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Stock Incentive Plan based on federal income tax laws in effect on January 1, 1999. This summary is not intended to be complete and does not describe state or local tax consequences.

SECTION 162(M) CONSIDERATIONS

     Section 162(m) of the Code disallows a publicly held company's deduction for compensation in excess of $1 million (per taxable year) paid to the company's chief executive officer and other four most highly compensated executives unless certain exceptions are satisfied. One of these exceptions allows for the deduction of performance-based compensation in excess of $1 million where a number of criteria are satisfied. These criteria include (i) payment only on satisfaction of one or more pre-established, non-discretionary, objective performance goals; (ii) awards being granted at the discretion of a compensation committee comprised of two or more "outside directors" (as defined under Section 162(m) of the Code); (iii) stockholder approval after disclosure of material terms of the plan; and (iv) payment of awards only after certification by the compensation committee that the material terms were satisfied.

     Under the Stock Incentive Plan, awards of Option Rights generally are intended to qualify, and awards of Restricted Shares and Performance Shares may be intended to qualify, as performance-based compensation under Section 162(m) of the Code.

     Shareholder approval of the Stock Incentive Plan is, therefore, required in order for the Company to comply with the performance-based compensation exception set forth in Section 162(m) and the regulations thereunder, and to permit, to the extent possible, the compensation paid under the Stock Incentive Plan to be fully deductible by the Company.

TAX CONSEQUENCES TO PARTICIPANTS

     Non-Qualified Stock Options. In general, (i) no income will be recognized by an Optionee at the time a non-qualified Option Right is granted; (ii) at the time of exercise of a non-qualified Option Right, ordinary income will be recognized by the Optionee in an amount equal to the difference between the Option Price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified Option Right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     Incentive Stock Options. No income generally will be recognized by an Optionee upon the grant or exercise of an ISO. If Common Shares are issued to the Optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such Optionee within two years after the Date of Grant or within one year after the transfer of such shares to the Optionee, then upon sale of such shares, any amount realized in excess of the Option Price will be taxed to the Optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

     If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the Optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the Option Price paid for such shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

     Appreciation Rights. No income will be recognized by a Participant in connection with the grant of a Tandem Appreciation Right or a Free-standing Appreciation Right. When the Appreciation Right is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

     Restricted Shares. A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by any amount paid by the Participant for such Restricted Shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares

(determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares generally will be treated as compensation that is taxable as ordinary income to the Participant.

     Deferred Shares. No income generally will be recognized upon the award of Deferred Shares. The recipient of a Deferred Share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the Participant under the award (reduced by any amount paid by the Participant for such Deferred Shares), and the capital gains/loss holding period for such shares will also commence on such date.

     Performance Shares and Performance Units. No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

TAX CONSEQUENCES TO THE COMPANY OR A SUBSIDIARY

     To the extent that a Participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the Participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

CERTAIN DEFINED TERMS

     As used in this section of the Proxy Statement, the following capitalized terms have the meanings set forth below:

     "Appreciation Right" means a stock appreciation right granted pursuant to the Stock Incentive Plan, including a Free-standing Appreciation Right or a Tandem Appreciation Right.

     "Base Price" means the price to be used as the basis for determining the Spread upon the exercise of a Free-standing Appreciation Right.

     "Common Shares" means shares of Common Stock, or any security into which Common Stock may be changed by reason of certain transactions or events specified in the Stock Incentive Plan.

     "Covered Employee" means a Participant who is, or is determined by the Compensation Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

     "Date of Grant" means the date specified by the Compensation Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares shall become effective.

     "Deferral Period" means the period of time during which Deferred Shares are subject to deferral limitations under the Stock Incentive Plan.

     "Free-standing Appreciation Right" means an Appreciation Right granted pursuant to the Stock Incentive Plan that is not granted in tandem with an Option Right or similar right.

     "Incentive Stock Options" or "ISOs" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

     "Market Value per Share" means, as of any particular date, the fair market value of the Common Shares as determined by the Compensation Committee, which at the discretion of the Compensation Committee may be based on an average price at which the Common Shares have traded over a period of time specified by the

Compensation Committee or any price or combination of prices on a particular date specified by the Compensation Committee. In any case in which the Compensation Committee has not established a specific procedure, Market Value per Share shall be the mean of the high and low trading prices for the Common Shares on a national stock exchange on the date in question.

     "Non-Employee Officer or Director" means an officer or director of the Company who is not an employee.

     "Optionee" means the optionee named in an agreement evidencing an outstanding Option Right.

     "Option Price" means the purchase price payable on exercise of an Option Right.

     "Option Right" means the right to purchase Common Shares upon exercise of an option granted pursuant to the Stock Incentive Plan.

     "Performance Period" means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to the Stock Incentive Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

     "Performance Share" means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to the Stock Incentive Plan.

     "Performance Unit" means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to the Stock Incentive Plan.

     "Reload Option Rights" means additional Option Rights granted automatically to an Optionee upon the exercise of Option Rights pursuant to the Stock Incentive Plan.

     "Replacement Awards" means Option Rights or Restricted Shares that are issued in substitution of awards of option rights or restricted shares that were granted under the Equifax Inc. Omnibus Stock Incentive Plan, the 1993 Employee Stock Incentive Plan or the 1995 Employee Stock Incentive Plan to former employees of Equifax or subsidiaries of Equifax who were employees of the Company as of the date of the Spinoff or who became employees of the Company pursuant to the Spinoff.

     "Restricted Shares" means Common Shares granted or sold pursuant to the Stock Incentive Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

     "Spread" means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

     "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

     "Tandem Appreciation Right" means an Appreciation Right granted pursuant to the Stock Incentive Plan that is granted in tandem with an Option Right or any similar right granted under any other plan of the Company.

     "Voting Shares" means at any time, the then-outstanding securities entitled to vote generally in the election of directors of the Company.

PLAN BENEFITS

     The following table sets forth certain information regarding awards made under the Stock Incentive Plan prior to the date hereof. It is not possible to determine the specific awards that will be granted under the Stock Incentive Plan in the future.

               CHOICEPOINT INC. 1997 OMNIBUS STOCK INCENTIVE PLAN

                                                                                                ESTIMATED VALUE
                                   NUMBER OF SHARES    WEIGHTED AVERAGE                                OF
NAME AND PRINCIPAL                UNDERLYING OPTIONS    EXERCISE PRICE         POTENTIAL        RESTRICTED STOCK
POSITION                              GRANTED(1)          PER SHARE       REALIZABLE VALUE(2)      AWARDS(3)
------------------                ------------------   ----------------   -------------------   ----------------
Derek V. Smith..................        724,730            $33.6761           $13,622,790          $5,997,864
  President and CEO
Douglas C. Curling..............        223,273             39.2101             3,306,010           1,304,104
  Executive Vice President,
  CFO and Treasurer
Dan H. Rocco....................        204,059             31.9461             4,258,891           1,401,722
  Executive Vice President
David T. Lee....................        108,710             35.7308             2,129,580             130,065
  Senior Vice President
J. Michael de Janes.............         52,938             36.0277             1,023,707              57,534
  General Counsel and Secretary
Executive Group
  (5 persons)...................      1,154,255             34.6612            24,340,978           8,891,289
Non-Executive Director
  Group (8 persons)(4)..........         23,000             54.8125                21,563             314,709
Non-Executive Officer
  Employee Group
  (694 persons).................      1,350,041              42.179            18,268,931             847,233

---------------

(1) Reflects outstanding options to acquire shares of Common Stock.
(2) These amounts represent certain estimated realizable values only, based upon the closing price of the Common Stock on the New York Stock Exchange on January 25, 1999, the last date on which awards were made pursuant to the Stock Incentive Plan. The closing price of the Common Stock on that date was $55.75 per share. Actual values, if any, realized upon exercises of stock options or sales of restricted stock are dependent on future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will be realized at the time of any option exercise.
(3) The estimated value of outstanding restricted stock awards is based upon the closing price of the Common Stock on the New York Stock Exchange on January 25, 1999, which was $55.75 per share.
(4) Includes options to acquire 3,000 shares of Common Stock held by a retired Director of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE CHOICEPOINT INC. 1997 OMNIBUS STOCK INCENTIVE PLAN.

                 PROPOSAL NO. 3 -- RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, and recommends that the shareholders vote for the ratification of such appointment. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent public accountants at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its shareholders.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                             SHAREHOLDER PROPOSALS

     Any proposal of a shareholder intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or before November 22, 1999. In accordance with the rules of the SEC and the Company's Bylaws, the Company may exercise discretionary authority to vote proxies with respect to any shareholder proposal to be presented at the Company's 2000 Annual Meeting of Shareholders but not included in the Company's proxy statement for such meeting if the shareholder making the proposal has not given notice to the Company by November 22, 1999.

March 22, 1999

                                     (LOGO)

                                CHOICEPOINT INC.

     The undersigned hereby appoints Douglas C. Curling, J. Michael de Janes, and Derek V. Smith, and each of them, to act, with or without the other and with full power of substitution and revocation, as proxies to appear and vote on behalf of the undersigned at the Annual Meeting of Shareholders of ChoicePoint Inc. to be held on May 4, 1999, and at any adjournment or postponement thereof, for the following purposes:

    1. Election of Directors

     [ ]  FOR ALL NOMINEES LISTED BELOW (except as marked     [ ]  WITHHOLD AUTHORITY to vote for all nominees
          to the contrary below).                                  listed below.
                                            Ron D. Barbaro; Tinsley H. Irvin

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) immediately below.)

--------------------------------------------------------------------------------

    2. Proposal to ratify the ChoicePoint Inc. 1997 Omnibus Stock Incentive
Plan.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
    3. Proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1999.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    4. In their discretion, upon such other matters in connection with the foregoing or otherwise as may properly come before the meeting and any adjournment or postponement thereof; all as set forth in the Notice of Annual Meeting of Shareholders and the Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED,
                     WILL BE VOTED "FOR" THE ABOVE MATTERS.
              (continued on reverse -- please complete other side)

                          (continued from other side)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                                  Dated:                  , 1999
                                                        -------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly

                                                      IMPORTANT: Please date
                                                  this proxy and sign exactly as
                                                  your name or names appear
                                                  above. If stock is held
                                                  jointly, signature should
                                                  include both names. Executors,
                                                  administrators, trustees,
                                                  guardians and others signing
                                                  in a representative capacity,
                                                  please give your full
                                                  title(s).

   Do you plan to attend the Annual Meeting of Shareholders?  [ ] Yes  [ ] No

 IMPORTANT: PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ABOVE.